Exhibit 10.1


                                 SALES AGREEMENT


This Agreement, dated November ____, 1999, and effective the 1st day of January, 2000 between **, hereinafter called Seller, and Eagle Pacific Industries, Inc., 2430 Metropolitan Centre, Minneapolis, Minnesota 55402, hereinafter called Buyer.

WITNESSETH:

Seller agrees to sell and deliver and Buyer agrees to purchase and receive the Product upon the terms and conditions set forth below:

         **



                  EXECUTED as of the date first above written.


Eagle Pacific Industries, Inc.          SELLER


By /s/ James K. Rash                    By_____________________________
     James K. Rash

Title    President


Date:  November 3, 1999


** The identity of the Seller and terms of this agreement have been filed confidentially with the Commission, and are not being made publicly available pursuant to the Company's pending request for confidential treatment.